Exhibit 3.1.1

DEAN HELLER                                             FILED # C2031-79
                                                                --------
Secretary of State                                        MAY 14, 2004
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299                          IN THE OFFICE OF
(775) 684 5708                                           /S/ Dean Heller
Website: secretaryofstate.biz                    DEAN HELLER, SECRETARY OF STATE

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               Certificate of Amendment
          (PURSUANT TO NRS 78.385 and 78.390)
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Important: Read attached instructions before completing form.

                                              ABOVE SPACE IS FOR OFFICE USE ONLY


             Certificate of Amendment to Articles of Incorporation
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                         For Nevada Profit Corporations
                         ------------------------------

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:
LIFESTREAM TECHNOLOGIES, INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE FOUR. [CAPITAL STOCK]. The Corporation shall have authority to issue an aggregate of SEVEN HUNDRED AND SIXTY-FIVE Million (765,000,000) shares of capital stock par value $0.001 per share. The capital stock shall be divided into classes: Seven Hundred and Fifty Million (750,000,000) shares of Common Stock and Fifteen Million (15,000,000) shares of serial Preferred Stock.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of articles of incorporation have voted in favor of the amendment is: a majority

4. Effective date of filing (optional): Date Amendment filed with State of Nevada
        (must not be later than 90 days after the certificate is filed)

5.  Officer Signature (required):  /s/ Edward Siemens, COO, Lifestream

*If any proposed amendment would alter or change any preference for any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanies by appropriate fees. See attached fee schedule.

                                  Nevada Secretary of State AM 78.385 Amend 2003
                                                              Revised on 11/3/03